                                                                     EXHIBIT 5.1

                     [PORTER & HEDGES, L.L.P. LETTERHEAD]

                                April 3, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:     Key Energy Group, Inc.:  Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Key Energy Group, Inc., a Maryland corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 5,810,556 shares of the common stock, par value $.10 per share (the "Common Stock"), of the Company. Of such shares of Common Stock, 5,333,333 are being offered upon conversion of the Company's 7% Convertible Subordinated Debentures due 2003 (the "Conversion Shares") and 477,223 shares are being offered by certain of the Company's existing stockholders (the "Additional Shares").

         In rendering the opinions set forth below, we have examined the certificate of incorporation, bylaws and corporate proceedings of the Company, and based upon such examination and having regard for applicable legal principles, it is our opinion that (i) the Conversion Shares, when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock, and (ii) the Additional Shares are validly issued, fully paid and nonassessable outstanding shares of the Company's Common Stock.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included as part of the Registration Statement.

                               Very truly yours,




                               PORTER & HEDGES, L.L.P.